Exhibit 99.2

FOR IMMEDIATE RELEASE

Array Technologies Announces Changes to Board of Directors

Albuquerque, NM – Array Technologies (NASDAQ: ARRY) (“Array”), one of the world’s largest manufacturers of ground-mounted systems used in solar energy projects, today announced the appointment of Jayanthi “Jay” Iyengar to the Company's Board of Directors (the “Board”), replacing Peter Jonna, effective on May 10, 2021.

“We are extremely excited to welcome Jay to the Board. Jay brings a plethora of experience in industrial and manufacturing technology which will help drive Array’s product innovation. Jay’s background is a natural fit for Array as we continue to execute against our growth strategy. We are fortunate to benefit from such a talented and diverse Board of Directors and are confident that Jay will be an invaluable addition to our team,” said Brad Forth, Chairman of Array Technologies. “Additionally, on behalf of our team, we would like to thank Peter for his contributions to Array over the last five years.”

Ms. Iyengar has over 30 years of international technology experience in the automotive, aerospace and advanced water technology fields, much of which she gained through roles of increasing importance with Fiat Chrysler Automobiles, Eaton Aerospace and Xylem Inc. She assumed the role of Chief Technology Officer of CNH Industrial in 2019. She earned an M.S. in mechanical engineering (specialization in energy systems) from the Indian Institute of Technology and an M.S in mechanical engineering from Wayne State University.

“I’d like welcome to Jay to Array on behalf of the team. We look forward to drawing from her insight and expertise as we continue to provide innovative solutions to our customers and help lead the global transition to clean energy,” said Jim Fusaro, Chief Executive Officer of Array Technologies.

About Array Technologies, Inc.

Array Technologies (NASDAQ: ARRY) is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world's largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company's focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry's best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia. Contact us at arraytechinc.com or view our LinkedIn page.

Media Contact:
James McCusker
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jmccusker@soleburytrout.com

Investor Relations Contact:
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investors@arraytechinc.com